Exhibit 99.1

National CineMedia, Inc. Reports Results for

Fiscal Second Quarter 2013

~ Provides Third Quarter and Updates Full Year 2013 Outlook ~

~ Announces Quarterly Cash Dividend ~

Centennial, CO – August 1, 2013 – National CineMedia, Inc. (NASDAQ: NCMI) (the Company), the managing member and owner of 45.1% of National CineMedia, LLC (NCM LLC), the operator of the largest digital in-theatre network in North America, today announced consolidated results for the fiscal second quarter ended June 27, 2013.

Total revenue for the second quarter 2013 increased 11.5% to $122.8 million from $110.1 million for the comparable quarter last year. Advertising revenue for the second quarter 2013 was $116.9 million, an increase of 15.4% from $101.3 million for the comparable quarter last year. Fathom Events revenue decreased 33.0% to $5.9 million for the second quarter 2013 from $8.8 million for the comparable quarter last year. Adjusted OIBDA increased 24.9% to $66.2 million for the second quarter 2013 from $53.0 million for the comparable quarter last year. Net income for the second quarter of 2013 was $9.5 million, or $0.17 per diluted share, compared to a net loss of $1.9 million, or $0.03 per diluted share for the second quarter of 2012. Excluding the charges for derivative related items, swap terminations and write-off of debt issuance costs, net income for the second quarter of 2013 would have been $10.7 million, or $0.19 per diluted share, compared to $6.9 million, or $0.13 per diluted share for the second quarter of 2012.

For the six months ended June 27, 2013, total revenue increased 8.4% to $205.0 million compared to $189.2 million for the six months ended June 28, 2012. Advertising revenue for the six months ended June 27, 2013 was $190.6 million, an increase of 13.7% from $167.6 million for the comparable period last year. Fathom Events revenue decreased 33.3% to $14.4 million for the six months ended June 27, 2013 from $21.6 million for the comparable period last year. For the six months ended June 27, 2013, Adjusted OIBDA increased 22.5% to $95.3 million from $77.8 million for the comparable period in 2012. Net income for the six months ended June 27, 2013 was $8.5 million, or $0.15 per diluted share, compared to net loss of $2.8 million, or $0.05 per diluted share for the comparable six month period of 2012. Excluding the charges for derivative related items, swap terminations and write-off of debt issuance costs, net income for the first half of 2013 would have been $10.3 million, or $0.19 per diluted share, compared to $5.9 million, or $0.11 per diluted share for the first half of 2012.

The Company announced today that its Board of Directors has authorized the Company’s second quarter cash dividend of $0.22 per share of common stock. The dividend will be paid on August 29, 2013, to stockholders of record on August 15, 2013. The Company plans to pay a regular quarterly dividend for the foreseeable future at the discretion of the Board of Directors dependent on available cash, anticipated cash needs, overall financial condition, future prospects for earnings and cash flows as well as other relevant factors.

“Our record Q2 reflected the continued growth of our national and local advertising businesses that benefited from the continued success of our strategies to broaden our client base and digital theatre network,” said Kurt Hall National CineMedia’s Chairman and CEO. Mr. Hall continued, “We also benefited from operating margin improvements resulting from the operating leverage inherent in our business model, tight cost controls and several theatre acquisitions by our founding member circuits.” Mr. Hall concluded, “With the strength of our first half and strong proposal activity for the second half, we also appear to be benefiting from the steady economic recovery and the impact on the broader media marketplace of increasing DVR adoption and programming fragmentation, making the selling proposition of our expanding national network and engaging theatre environment stronger than ever.”

Supplemental Information

The payments made by Cinemark and AMC associated with Rave Theatres integration payments were $0.9 million and $1.1 million for the quarter and six months ended June 27, 2013. There were no integration payments during the comparable periods in 2012. The integration payments were recorded as a reduction of an intangible asset.

2013 Outlook

For the third quarter of 2013, the Company expects total revenue to be in the range of $130.0 million to $138.0 million, or a decrease of 4% to 10% compared to the total revenue for the third quarter of 2012 of $143.7 million, and Adjusted OIBDA to be in the range of $73.0 million to $81.0 million, or a decrease of 5% to 14% compared to the Adjusted OIBDA for the third quarter of 2012 of $85.1 million.

For the full year 2013, the Company reaffirms its outlook of total revenue in the range of $455.0 million to $465.0 million, or an increase of 1% to 4% compared to total revenue for the full year of 2012 of $448.8 million, and updates its outlook of Adjusted OIBDA in the range of $230.0 million to $240.0 million, or an increase of 4% to 8% compared to Adjusted OIBDA for the full year of 2012 of $221.2 million.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties Thursday, August 1, 2013 at 5:00 P.M. Eastern time. The live call can be accessed by dialing 1-877-407-9039 or for international participants 1-201-689-8470. Participants should register at least 15 minutes prior to the commencement of the call. Additionally, a live audio webcast will be available to interested parties at www.ncm.com under the Investor Relations section. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.

The replay of the conference call will be available until midnight Eastern Time, August 15, 2013, by dialing 1-877-870-5176 or for international participants 1-858-384-5517, and conference ID 417985.

About National CineMedia, Inc.

NCM operates NCM Media Networks, a leading integrated media company reaching U.S. consumers in movie theaters, online and through mobile technology. The NCM Cinema Network and NCM Fathom present cinema advertising and events across the nation’s largest digital in-theater network, comprised of theaters owned by AMC Entertainment Inc., Cinemark Holdings, Inc. (NYSE: CNK), Regal Entertainment Group (NYSE: RGC) and other leading regional theater circuits. NCM’s theater advertising network covers 183 Designated Market Areas® (49 of the top 50) and includes approximately 19,600 screens (approximately 18,800 digital). During 2012, over 710 million patrons (on an annualized basis) attended movies shown in theaters in which NCM currently has exclusive cinema advertising agreements in place. The NCM Fathom Events live digital broadcast network (“DBN”) is comprised of approximately 750 locations in 173 Designated Market Areas® (including all of the top 50). The NCM Interactive Network offers 360-degree integrated marketing opportunities in combination with cinema, encompassing 37 entertainment-related websites, online widgets and mobile applications. National CineMedia, Inc. (NASDAQ: NCMI) owns a 45.1% interest in and is the managing member of National CineMedia LLC. For more information, visit www.ncm.com. (NCMI-F)

Forward Looking Statements

This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including statements regarding guidance and the dividend policy. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward looking statements. The factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are, among others, 1) the level of expenditures on cinema advertising; 2) increased competition for advertising expenditures; 3) technological changes and innovations; 4) popularity of major motion picture releases and level of theatre attendance; 5) shifts in population and other demographics that affect theatre attendance; 6) our ability to renew or replace expiring advertising and content contracts; 7) our need for additional funding, risks and uncertainties relating to our significant indebtedness; 8) fluctuations in operating costs; 9) changes in interest rates, and 10) changes in accounting principles. In addition, the outlook provided does not include the impact of any future unusual or infrequent transactions; unidentified restructuring charges; sales and acquisitions of operating assets and investments; any future noncash impairments of goodwill, intangible and fixed assets; amounts related to securities litigation; or the related impact of taxes that may occur from time to time due to management decisions and changing business circumstances. The Company is currently unable to forecast precisely the timing and/or magnitude of any such amounts or events. Please refer to the Company’s Securities and Exchange Commission filings for further information about these and other risks.

INVESTOR CONTACT:	MEDIA CONTACT:
David Oddo	Amy Jane Finnerty
800-844-0935	212-931-8177
investors@ncm.com	amy.finnerty@ncm.com

NATIONAL CINEMEDIA, INC.

Condensed Consolidated Statements of Income

Unaudited

($ in millions, except per share data)

	Quarter Ended June 27, 2013	Quarter Ended June 28, 2012	Six Months Ended June 27, 2013	Six Months Ended June 28, 2012
REVENUE:
Advertising (including revenue from founding members of $11.2, $10.2, $20.1 and $20.0 million respectively)	$116.9	$101.3	$190.6	$167.6
Fathom Events	5.9	8.8	14.4	21.6

Total	122.8	110.1	205.0	189.2

OPERATING EXPENSES:
Advertising operating costs	8.1	8.0	13.8	12.7
Fathom Events operating costs	4.2	6.5	10.0	15.5
Network costs	5.1	5.1	10.1	10.2
Theatre access fees—founding members	18.1	16.3	33.7	32.0
Selling and marketing costs	15.7	15.5	31.1	30.0
Administrative and other costs	7.4	8.4	15.1	16.6
Depreciation and amortization	6.2	5.0	11.6	9.9

Total	64.8	64.8	125.4	126.9

OPERATING INCOME	58.0	45.3	79.6	62.3

NON-OPERATING EXPENSES:
Interest on borrowings	12.8	14.3	26.1	28.4
Interest income	(0.1)	(0.1)	(0.2)	(0.2)
Accretion of interest on the discounted payable to founding members under tax sharing agreement	3.4	4.0	6.8	7.0
Change in derivative fair value	—	(0.8)	—	(1.5)
Amortization of terminated derivatives	2.7	0.8	5.2	1.1
Loss on swap terminations	—	26.7	—	26.7
Other non-operating expense	1.2	2.4	1.2	2.4

Total	20.0	47.3	39.1	63.9

INCOME (LOSS) BEFORE INCOME TAXES	38.0	(2.0)	40.5	(1.6)

Income tax expense (benefit)	6.0	(1.1)	6.6	(1.4)

CONSOLIDATED NET INCOME (LOSS)	32.0	(0.9)	33.9	(0.2)
Less: Net income attributable to noncontrolling interests	22.5	1.0	25.4	2.6

NET INCOME (LOSS) ATTRIBUTABLE TO NCM, INC.	$9.5	$(1.9)	$8.5	$(2.8)

EARNINGS (LOSS) PER SHARE:
Basic	$0.17	$(0.03)	$0.16	$(0.05)
Diluted	$0.17	$(0.03)	$0.15	$(0.05)

NATIONAL CINEMEDIA, INC.

Selected Balance Sheet Data

Unaudited ($ in millions)

	June 27, 2013	December 27, 2012
Cash and cash equivalents	$55.2	$72.4
Short-term marketable securities	39.9	34.2
Receivables, net	110.2	98.5
Property and equipment, net	26.8	25.7
Total Assets	952.5	810.5
Long-term borrowings	884.0	879.0
Total equity/(deficit)	(224.6)	(356.4)
Total Liabilities and Equity	952.5	810.5
NATIONAL CINEMEDIA, INC. Operating Data Unaudited
	Quarter and Six Months Ended June 27, 2013	Quarter and Six Months Ended June 28, 2012
Total Screens at Period End (1) (6)	19,587	19,039
Founding Member Screens at Period End (2) (6)	16,357	15,232
Total Digital Screens at Period End (3)	18,760	18,104

	Quarter Ended June 27, 2013	Quarter Ended June 28, 2012	Six Months Ended June 27, 2013	Six Months Ended June 28, 2012
Total Attendance for Period (4) (in millions)	187.2	175.0	341.7	344.0
Founding Member Attendance for Period (5) (6) (in millions)	160.7	146.7	289.5	289.3
Capital Expenditures (in millions)	$3.5	$2.5	$6.2	$4.9

(1)	Represents the total screens within NCM LLC’s advertising network.
(2)	Represents the sum of founding member screens.
(3)	Represents the total number of screens that are connected to the digital content network.
(4)	Represents the total attendance within NCM LLC’s advertising network.
(5)	Represents the total attendance within NCM LLC’s advertising network in theatres operated by the founding members.
(6)	Excludes attendance associated with certain Cinemark Rave and AMC Rave theatres for all periods presented.

NATIONAL CINEMEDIA, INC.

Operating Data

Unaudited

(In millions, except advertising revenue per attendee and per share data)

	Quarter Ended June 27, 2013	Quarter Ended June 28, 2012	Six Months Ended June 27, 2013	Six Months Ended June 28, 2012
Advertising Revenue	$116.9	$101.3	$190.6	$167.6
Total Revenue	122.8	110.1	205.0	189.2
Operating Income	58.0	45.3	79.6	62.3
Total Attendance (1)	187.2	175.0	341.7	344.0
Advertising Revenue / Attendee	$0.624	$0.579	$0.558	$0.487
OIBDA	$64.2	$50.3	$91.2	$72.2
Adjusted OIBDA	66.2	53.0	95.3	77.8
Adjusted OIBDA Margin	53.9%	48.1%	46.5%	41.1%
Earnings (loss) Per Share – Basic	$0.17	$(0.03)	$0.16	$(0.05)
Earnings (loss) Per Share – Diluted	$0.17	$(0.03)	$0.15	$(0.05)

(1)	Represents the total attendance within NCM LLC’s advertising network. Excludes attendance associated with certain Cinemark Rave and AMC Rave theatres for all periods presented.

(See attached tables for the non-GAAP reconciliation)

NATIONAL CINEMEDIA, INC.

Non-GAAP Reconciliations

Unaudited

OIBDA, Adjusted OIBDA and Adjusted OIBDA Margin

Operating Income Before Depreciation and Amortization (“OIBDA”), Adjusted OIBDA and Adjusted OIBDA margin are not financial measures calculated in accordance with generally accepted accounting principles (GAAP) in the United States. OIBDA represents consolidated net income (loss) plus income tax expense, interest and other costs and depreciation and amortization expense. Adjusted OIBDA excludes from OIBDA non-cash share based payment costs. Adjusted OIBDA margin is calculated by dividing Adjusted OIBDA by total revenue. These non-GAAP financial measures are used by management to evaluate operating performance, to forecast future results and as a basis for compensation. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that may have different depreciation and amortization policies and non-cash share based compensation programs, or different interest rates or debt levels or income tax rates. A limitation of these measures, however, is that they exclude depreciation and amortization, which represent a proxy for the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. In addition, Adjusted OIBDA has the limitation of not reflecting the effect of the Company’s share based payment costs. OIBDA or Adjusted OIBDA should not be regarded as an alternative to operating income, net income or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that consolidated net income is the most directly comparable GAAP financial measure to OIBDA. Because not all companies use identical calculations, these non-GAAP presentations may not be comparable to other similarly titled measures of other companies, or calculations in the Company’s debt agreement.

The following table reconciles consolidated net income to OIBDA and Adjusted OIBDA for the periods presented (dollars in millions):

	Quarter Ended June 27, 2013	Quarter Ended June 28, 2012	Six Months Ended June 27, 2013	Six Months Ended June 28, 2012
Consolidated net income (loss)	$32.0	$(0.9)	$33.9	$(0.2)
Income tax expense (benefit)	6.0	(1.1)	6.6	(1.4)
Interest and other non-operating costs	20.0	47.3	39.1	63.9
Depreciation and amortization	6.2	5.0	11.6	9.9

OIBDA	64.2	50.3	91.2	72.2
Share-based compensation costs (1)	2.0	2.7	4.1	5.6

Adjusted OIBDA	$66.2	$53.0	$95.3	$77.8

Total Revenue	$122.8	$110.1	$205.0	$189.2

Adjusted OIBDA margin	53.9%	48.1%	46.5%	41.1%

Adjusted OIBDA	$66.2	$53.0	$95.3	$77.8
Rave Theatres Payments	0.9	—	1.1	—

Adjusted OIBDA after Rave Theatres Payments	$67.1	$53.0	$96.4	$77.8

(1)	Share-based payment costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.

Outlook (in millions)

	Quarter Ending September 26, 2013		Year Ending December 26, 2013
	Low	High	Low	High
Consolidated net income	$39.7	$44.8	$105.0	$108.0
Income tax expense	7.5	8.5	19.0	20.0
Interest and other	18.0	19.0	75.0	77.0
Depreciation and amortization	6.0	6.5	23.0	25.0

OIBDA	71.2	78.8	222.0	230.0
Share-based compensation costs (1)	1.8	2.2	8.0	10.0

Adjusted OIBDA	$73.0	$81.0	$230.0	$240.0

Total Revenue	$130.0	$138.0	$455.0	$465.0

(1)	Share-based compensation costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.

Net Income (loss) and Earnings (loss) Per Share Excluding Derivative Related Items, Swap Terminations and Debt Issuance Costs

Net income excluding derivative related items, swap terminations and debt issuance costs and earnings per share excluding derivative related items, swap terminations and debt issuance costs are not financial measures calculated in accordance with generally accepted accounting principles (GAAP) in the United States. Net income excluding derivative related items, swap terminations and debt issuance costs and earnings per share excluding derivative related items, swap terminations and debt issuance costs are calculated using reported net income and earnings per share and adding back the charge related to the change in derivative fair value, amortization of terminated derivatives, loss on swap terminations and other non-operating expense. These non-GAAP financial measures are used by management as an additional tool to evaluate operating performance. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to a method used by the Company’s management and helps improve their ability to understand the Company’s operating performance. Net income excluding derivative related items, swap terminations and debt issuance costs should not be regarded as an alternative to net income and earnings per share excluding derivative related items, swap terminations and debt issuance costs should not be regarded as an alternative to earnings per share or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that net income and earnings per share are the most directly comparable GAAP financial measures. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income and earnings per share as reported to net income excluding derivative related items, swap terminations and debt issuance costs and income per share excluding derivative related items, swap terminations and debt issuance costs for the periods presented (dollars in millions):

	Three Months Ended June 27, 2013	Three Months Ended June 28, 2012	Six Months Ended June 27, 2013	Six Months Ended June 28, 2012
Net income (loss) as reported	$9.5	$(1.9)	$8.5	$(2.8)
Change in derivative fair value	—	(0.8)	—	(1.5)
Amortization of terminated derivatives	2.7	0.8	5.2	1.1
Loss on swap terminations	—	26.7	—	26.7
Write-off of debt issuance costs	1.2	2.5	1.2	2.5
Effect of noncontrolling interest (54.9%, 51.4%, 54.0% and 51.3%, respectively)	(2.1)	(15.0)	(3.5)	(14.8)
Effect of provision for income taxes (38% effective rate)	(0.6)	(5.4)	(1.1)	(5.3)

Net effect of adjusting items	1.2	8.8	1.8	8.7

Net income excluding adjusting items	$10.7	$6.9	$10.3	$5.9

Weighted Average Shares Outstanding as reported
Basic	55,062,723	54,442,398	54,837,169	54,291,816
Diluted	55,716,742	54,442,398	55,293,746	54,291,816
Weighted Average Shares Outstanding as adjusted
Basic	55,062,723	54,442,398	54,837,169	54,291,816
Diluted	55,716,742	55,051,319	55,293,746	54,951,208
Basic earnings (loss) per share as reported	$0.17	$(0.03)	$0.16	$(0.05)
Net effect of adjusting items	0.02	0.16	0.03	0.16

Basic earnings per share excluding adjusting items	$0.19	$0.13	$0.19	$0.11

Diluted earnings (loss) per share as reported	$0.17	$(0.03)	$0.15	$(0.05)
Net effect of adjusting items	0.02	0.16	0.04	0.16

Diluted earnings per share excluding adjusting items	$0.19	$0.13	$0.19	$0.11